Exhibit 99.1

CrossAmerica Partners LP Announces Elimination of Incentive Distribution Rights (IDRs), Agreement to Purchase Retail and Wholesale Assets and Provides Guidance for 2020

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Elimination of incentive distribution rights (IDRs) aligns the interests of CrossAmerica Partners’ general partner and its public unitholders and positions the Partnership for future growth opportunities

-	Acquiring a diversified portfolio of retail and wholesale assets
-	Guidance for Calendar Year 2020 of $125-$135 million in Adjusted EBITDA

Allentown, PA January 15, 2020 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today announced an agreement to eliminate all Incentive Distribution Rights (IDRs), a definitive agreement to acquire retail and wholesale assets and guidance for calendar year 2020. Since the initial public offering in 2012, the general partner has held a non-economic interest in the Partnership.

Elimination of Incentive Distribution Rights (IDRs)

CrossAmerica Partners and investment entities controlled by Joe Topper, the founder of CrossAmerica, announced the execution of a definitive agreement to eliminate all of CrossAmerica’s incentive distribution rights (IDRs) in exchange for approximately 2.5 million newly issued CAPL common units. The newly issued CAPL common units have a total equity value of approximately $45 million based on a 20-day volume weighted average price of $17.80, as of January 8, 2020.

Joe Topper, Chairman of CrossAmerica Partners, said, “We are pleased to announce this agreement to eliminate the IDRs. With our recent purchase of the general partner, we believed this was an important step for the Partnership by further aligning ourselves with our public unitholders and focusing on the long-term growth of CrossAmerica going forward.”

The terms of the transaction were unanimously approved by the board of directors of the general partner of CrossAmerica following the unanimous approval and recommendation of its conflicts committee, comprised entirely of independent directors. The conflicts committee engaged Evercore Group LLC as its financial advisor and Richards, Layton & Finger, P.A. as its legal advisor.

The transaction is expected to close as soon as practicable after the record date with respect to the fourth quarter 2019 distribution.

Definitive Agreement to Acquire Retail and Wholesale Assets

CrossAmerica announced today that it has entered into a definitive agreement with entities affiliated with Joe Topper, Chairman of CrossAmerica, to acquire the retail operations at 172 sites, wholesale fuel distribution to 114 sites, including 55 third-party wholesale dealer contracts, and a leasehold interest in at least 53 sites. The purchase price for the assets is $36 million, with $21 million paid in cash and approximately 0.8 million newly issued CAPL common units. The newly issued CAPL common units have a total equity value of approximately $15 million based on a 20-day volume weighted average price of $17.80, as of January 8, 2020. In addition, inventory will be purchased in cash at closing. For the twelve-month period ending September 30, 2019, the retail operations to be acquired sold approximately 199 million gallons of motor fuel and had approximately $195 million in non-fuel revenue and the third-party wholesale assets to be acquired distributed 45 million gallons of motor fuel.

Charles Nifong, CEO and President of CrossAmerica, said, “As an independent entity, it is important to have a retail capability and the retail sites being acquired are expected to immediately add value to the Partnership. While our wholesale business will remain our focus, adding a retail capability provides us the strategic flexibility to maximize the value of our assets and to pursue a greater variety of acquisitions.”

The terms of the transaction were unanimously approved by the board of directors of the general partner of CrossAmerica following the unanimous approval and recommendation of its conflicts committee, comprised entirely of independent directors. The conflicts committee engaged Evercore Group LLC as its financial advisor and Richards, Layton & Finger, P.A. as its legal advisor.

The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2020. Based on current assumptions, it is anticipated that the transaction will be immediately accretive to distributable cash flow.

After the consummation of the IDR elimination and the retail and the wholesale transaction described above, entities controlled by Joe Topper will continue to hold a non-economic general partner interest in CrossAmerica and own approximately 18.5 million CAPL common units, representing approximately 49% of CAPL’s outstanding common units.

Guidance for Calendar Year 2020

Based on management’s current outlook and the anticipated timing of closing for announced transactions, including the acquisition of retail assets and the IDR elimination announced today, CrossAmerica expects to generate Adjusted EBITDA of $125 million to $135 million and Distributable Cash Flow of $100 million to $110 million for the calendar year 2020. These estimated ranges are based on current assumptions only. Actual results may be materially different if such assumptions differ significantly from actual results as a result of the risks set forth in Item 1A “Risk Factors” in CrossAmerica’s Annual Report on Form 10-K. Non-GAAP measures, including Adjusted EBITDA and Distributable Cash Flow, are described in the Supplemental Disclosure section of this release.

Charles Nifong, CEO and President of CrossAmerica, said, “With the recent change in the ownership of the general partner in November coupled with today’s announcements, we believed it was important to provide the investment community with guidance for the calendar year 2020 that encompasses the expected benefits from all of our announced transactions and initiatives.”

CrossAmerica will be filing a Form 8-K with the Securities and Exchange Commission providing additional details of the transactions that include presentation slides that will be posted to the Partnership’s website.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and operating expenses payable to affiliates of the general partner, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases over 1,000 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Randy Palmer (investors), rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.